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                                                                   EXHIBIT 99.2

Exhibit 2


January 5, 1998



Board of Directors
Schult Homes Corporation
221 U. S. 20, West
Middlebury, Indiana  46540

Members of the Board:

     We understand that Schult Homes Corporation (the "Company"), Oakwood Homes Corporation (the "Acquiror") and A&B Acquisition corp., a wholly-owned subsidiary of the Acquiror (the "Merger Sub"), propose to enter into an Acquisition Agreement dated January 5, 1998 (the "Agreement") pursuant to which Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each issued and outstanding share of common stock of the Company, no par value per share (the "Company Common Stock"), will be converted into the right to receive a cash amount equal to $22.50 per share (the "Merger Consideration").

     You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

     In connection with this opinion, we have reviewed the Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial data and other data for the Company which were provided to or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to:
(i) current and historical market prices and trading volumes of the Company Common Stock; (ii) the Company's financial and other operating data; and (iii) the capitalization and financial condition of the Company. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In



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Board of Directors                   -2-                        January 5, 1998

addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries. With respect to the financial data, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     ABN AMRO Chicago Corporation ("AACC"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, which is not contingent upon the consummation of the Merger. In the ordinary course of our business, AACC and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement relating to the Merger. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the shareholders of the Company.

                                                Very truly yours,



                                                ABN AMRO CHICAGO CORPORATION